(EXHIBIT 5)

June 29, 2005

The McGraw-Hill Companies, Inc.

1221 Avenue of the Americas

New York, New York 10020

Ladies and Gentlemen:

I have acted as counsel to The McGraw-Hill Companies, Inc. (the “Corporation”) in connection with the Savings Incentive Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries, the Employee Retirement Account Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries, the Standard & Poor’s Savings Incentive Plan for Represented Employees, and the Standard & Poor’s Employee Retirement Account Plan for Represented Employees (the “Plans”), as more fully described in the Registration Statement on Form S-8 being filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

In my opinion the shares of Common Stock, par value $1.00, of the Corporation covered by the Plans have been duly authorized and, when issued in accordance with the terms of the Plans, will be legally and validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the above-described Registration Statement and to the reference to this opinion in said Registration Statement, and any amendments thereto.

Very truly yours,

/s/ Kenneth M. Vittor
Kenneth M. Vittor